HOTEL CORPORATION OF AMERICA
                  c/o Sonesta International Hotels Corporation
                              200 Clarendon Street
                           Boston, Massachusetts 02116

                                                          April 6, 1995

Marmont Hotel Group, Inc.
142 Greene Street
New York, New York 10012
Attention: Andre Balazs

       RE: Amended and Restated Agreement of Limited Partnership of the Soho Hotel Company, L.E. (the "Partnership Agreement"), by and among Hotel Corporation of America (the "Sonesta GP"), Marmont Hotel Group, Inc. (the "Balazs GP"), Andre Balazs, and Sonesta Soho Investment Corp.
Dear Andre:

               This letter agreement (the "Letter") will con firm our understanding with respect to the modification of the terms of the above-referenced Partnership Agreement (all capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Partnership Agreement):

               I. The following modifications shall be made to Section 1.7 (a) to reflect the current understanding of the parties with respect thereto: On line 31, "$12,000,000" shall be replaced by "$14,000,000". The description of the Project Budget shall be modified by replacing lines 17 through 28 with the following language:

               "Budget shall include (i) projected hard and soft costs of constructing, equipping and otherwise preparing the Hotel to be delivered on a "turn-key" basis to Manager, with a hard cost contingency amount of at least $600,000 and a soft cost contingency amount of at least

Mr. Andre Balazs
April 7, 1995
Page 2


               $400,000, (ii) at least $600.00 in the aggregate (the "Working Capital Reserve") for (a) pre-opening expenses to be incurred by the Partnership and (b) working capital to be used, to the extent necessary, for working capital after the Completion of the Project, and (iii) a $500,000 debt service reserve, to be used, to the extent necessary, for the payment of debt service on Third Party Loans after the Completion of the Project (the "Debt Service ReServe," and together with the Working Capital Reserve, the "Operating Reserve"). It is contemplated"

               II. On line 10 of Section 1.7 (b), "$19,000,000" shall be replaced by $21,000,000". Clause (iii) of the definition of "Determination Date" contained Section 1.7 (b) shall be amended to read "October 1, 1995." On the third to last line of Section 1.7 (b), the language "during such 180 day period," shall be replaced by the language "prior to October 1, 1995,".

               III. Notwithstanding anything to the contrary contained in
Section 1.7 (b), a written notice (an "Extension Notice") to the Sonesta GP or the Balazs GP, as applicable (pursuant to the notice requirements of the Partnership Agreement), may be sent at any time prior to October 1, 1995 further extending the Pre-Development Period to December 31, 1995 by (i) the Sonesta GP if, and only if, the Sonesta GP provides the Balazs GP with evidence reasonably satisfactory to the Balazs GP that the Sonesta GP is engaged in negotiations with a bona fide lender reasonably acceptable to the Balazs GP with respect to the financing of the Construction Capital Requirements required to cause the Completion of the Project and the funding of the Operating Reserve in accordance with the terms and conditions of the Partnership Agreement, or (ii) the Balazs GP for any reason in its sole discretion.

Mr. Andre Balazs
April 6, 1995
Page 3


               IV. Prior to and following the delivery of an Extension Notice, The Balazs GP and the Sonesta GP shall each retain the right to deliver a Non-Feasibility Notice to one another in accordance with Section 1.7 (b) of the Partnership Agreement and the terms thereof shall apply with respect thereto.

               V. In Section 1.7 (c) of the Partnership Agreement, the Contract Period and the Closing Period in connection with (x) a Balazs Purchase and (y) a Third Party Purchase, shall each be extended as follows:

                     (a) the Contract Period shall be extended to 210 days after the Non-Feasibility Notice has been given by substituting "210 days" for "120 days" on line 6 of Section 1.7 (c);

                     (b) the Closing Period shall be extended to 270 days after the date of the Non-Feasibility Notice was sent by (i) substituting "270 days" for "180 days" on each of lines 21 and 23 of the second paragraph of
Section 1.7 (c) and (ii) substituting "300 days" for "210 days" on line 44 of
Section 1.7 (c).

               VI. Notwithstanding anything to the contrary contained in the Partnership Agreement, the Sonesta GP agrees that prior to the earlier of (a) the delivery of a Non-Feasibility Notice in accordance with Section 1.7 (b) of the Partnership Agreement and (b) the opening of the Hotel, the Sonesta GP shall not retain any agent or representative for the purpose of the financing (including without limitation the raising of capital by the admission to the Partnership of Additional Limited Partners) of any portion of its Capital Contribution to the Partnership as of the date of the termination of the Pre-Development Period, including without limitation any sums expended prior to such date with respect to the Pre-Development Capital Requirements; provided, however that such sums shall not include the cost of the construction of any elevator(s).

Mr. Andre Balazs
April 6, 1995
Page 4

               VII. Notwithstanding anything to the contrary contained in the Partnership Agreement, (a) the Balazs GP shall have the right to select an interior design group to design the Project, subject to the absolute veto* of the Sonesta GP; and (b) the Balazs GP shall assume primary responsibility for the interior design process of the Project, provided that the final interior design of the Project shall be subject to the absolute veto* of the Sonesta GP.

         *i.e. not subject to Section 11.15 of the Partnership Agreement.
               Please indicate your agreement with our understanding of the foregoing terms by executing a copy of this Letter and returning it to my attention.


                                            Sincerely yours,


                                            Hotel Corporation of America


                                            By: _________________________
                                                Peter J. Sonnabend
                                                Vice President


ACCEPTED AND AGREED

Marmont Hotel Group, Inc.

By:  ________________________
     Andre Balazs
     President